UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2004

Alamo Group Inc.
(Exact name of registrant as specified in its charter)

State of Delaware	0-21220	74-1621248
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1502 E. Walnut Seguin, Texas 78155
(Address of Principal executive offices)

Registrant's telephone number, including area code:	(830) 379-1480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a - 12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-12 (b) under the Exchange Act (17 CFR 240.14d-12(b))

☐  Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.12e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

            See discussion in Item 2.03.

ITEM 2.03      CREATION OF A DIRECT FINANCIAL OBLICATION OR AN OBLICATION
                        UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On August 25, 2004 the Company entered into an Amended and Restated Revolving Credit Agreement between the Company and its lenders, Bank of America, N.A., JP Morgan Chase Bank and Guaranty Bank.  The total amount of this agreement is for $70 million with the ability to request an increase in commitments up to $100 million.  Some of the principal changes include extending the two year revolver to five years, reduced borrowing costs, an increase in the leverage ratio, an increase in capital expenditure limits and an increase in the stock repurchase limits.  The agreement is attached hereto in its entirety and is incorporated herein by reference 10.1.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

c)                The following exhibits are included with this report:

Exhibit 10.1	Complete copy of the Amended and Restated Revolving Credit Agreement
Exhibit 99.1

Press release dated August 25, 2004 announcing entering into an Amended and Restated Revolving Credit Agreement between the Company and its lenders, Bank of America, N.A., J P Morgan Chase Bank, and Guaranty Bank.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2004	By: /s/ Robert H. George
Robert H. George
Vice President

EXHIBIT INDEX
Exhibit No.	Description

10.1	Complete copy of the Amended and Restated Revolving Credit Agreement
99.1

Press release dated August 25, 2004 announcing entering into an Amended and Restated Revolving Credit Agreement between the Company and its lenders, Bank of America, N.A., J P Morgan Chase Bank, and Guaranty Bank.